Exhibit 5.1

December 22, 2017

Gastar Exploration Inc.

1331 Lamar Street, Suite 650

Houston, Texas 77010

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Gastar Exploration Inc., a Delaware corporation (the “Company”), and Northwest Properties Ventures LLC, an Oklahoma limited liability company (the “Subsidiary Guarantor”), with respect to certain legal matters in connection with (a) the previous sale and issuance of 29,408,305 of shares (the “Issued Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) pursuant to a Securities Purchase Agreement (the “February Securities Purchase Agreement”), dated February 16, 2017, by and among the Company and the purchasers named on Schedule I thereto (the “Selling Stockholders”) and (b) the previous sale and issuance of $200,000,000 aggregate principal amount of its Convertible Notes due 2022 (the “Notes”) pursuant to the February Purchase Agreement and to a Securities Purchase Agreement dated March 20, 2017 by and among the Company and the Selling Stockholders (the “March Purchase Agreement”) and governed by an Indenture dated as of March 3, 2017, among the Company, the Subsidiary Guarantor and Wilmington Trust, National Association, as trustee, and collateral trustee, as amended and supplemented by the First Supplemental Indenture, dated as of March 21, 2017, by and among the Company, the Subsidiary Guarantor, and Wilmington Trust, National Association, as trustee, and collateral trustee (the “Convertible Notes Indenture”) which (a) $162.5 million aggregate principal amount of such Notes shall be convertible, in certain circumstances into Common Stock (the “Conversion Shares”), cash, or a combination of cash and Conversion Shares and (b) $37.5 million aggregate principal amount of such Notes were repurchased pursuant to a conditional mandatory repurchase obligation of the Company pursuant to Section 5.15 of the March Purchase Agreement for Common Stock (the “Repurchase Shares” and together with the Shares, the “Issued Shares”) and exchanged for the issuance of (i) 25,456,521 shares of the Company’s Common Stock and (ii) 2,000 shares of the Company’s Special Voting Preferred Stock. Additionally, we have acted as counsel to the Company with respect to certain legal matters in connection with the preparation and filing of a post-effective amendment to a registration statement on Form S-3 to Form S-1 (the “Registration Statement”) by the Company and the Selling Stockholders under the Securities Act of 1933, as amended (the “Securities Act”), of up to 169,933,626 shares of Common Stock to be resold from time to time by the Selling Stockholders (the “Selling Stockholder Shares”). The aggregate amount of Selling Stockholder Shares will not exceed 169,933,626 shares.

We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit. The Selling Stockholder Shares will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each a “Prospectus Supplement”) to the Prospectus.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the amended and restated certificate of incorporation, as amended, and amended and restated bylaws of the Company, (ii) the Delaware General Corporation Law (the “DGCL”), (iii) the Registration Statement, including the Prospectus, (iv) resolutions of the board of directors of the Company approving and authorizing the Registration Statement, including any and all necessary pre-effective and post-effective amendments thereto and (v) such other certificates, statutes and other instruments and documents

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

December 22, 2017 Page 2

as we considered appropriate for purposes of the opinions hereafter expressed. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws and (v) all Selling Stockholder Shares will be sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement, .

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Conversion Shares have been duly authorized and reserved for issuance and, once issued in accordance with the terms of the Convertible Notes Indenture, will be validly issued, fully paid and nonassessable.

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indentures that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited to the laws of the State of New York and the DGCL (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours

/s/ Vinson & Elkins L.L.P.

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